Exhibit 10.2

EXECUTION COPY

GOVERNANCE AGREEMENT

THIS GOVERNANCE AGREEMENT (this “Agreement”) is entered into as of July 29, 2019, by and among Medley Capital Corporation, a Delaware corporation (the “Company”), FrontFour Capital Group LLC, a Delaware limited liability company (“FrontFour Capital”), FrontFour Master Fund, Ltd., an exempted company formed under the laws of the Cayman Islands (“FrontFour Master”), FrontFour Capital Corp., a corporation formed under the laws of British Columbia, Canada (“FrontFour Corp.”), FrontFour Opportunity Fund, a mutual fund trust formed under the laws of British Columbia, Canada (the “Canadian Fund”), David A. Lorber, Stephen E. Loukas and Zachary R. George (Mr. George, collectively with FrontFour Capital, FrontFour Master, FrontFour Corp., the Canadian Fund and Messrs. Lorber and Loukas, “FrontFour”). The Company and FrontFour are collectively referred to herein as the “Parties” and each a “Party”.

RECITALS

WHEREAS, (i) the Company and Sierra Income Corporation, a Maryland corporation (“SIC”), entered into an Agreement and Plan of Merger, dated as of August 9, 2018 (as may be revised, amended, restated or modified, the “MCC Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger (the “MCC Merger”) of the Company with and into SIC, with SIC as the surviving company and legal successor by merger to the Company (such legal successor, the “Combined Company”) and (ii) SIC, Sierra Management, Inc., a Delaware corporation and a wholly owned subsidiary of SIC (“Merger Sub”), and Medley Management Inc., a Delaware corporation (“MDLY”), entered into an Agreement and Plan of Merger, dated as of August 9, 2018 (as may be revised, amended, restated or modified, the “MDLY Merger Agreement”, together with the MCC Merger Agreement, the “Merger Agreements” and each a “Merger Agreement”), which provides, contemporaneously with the MCC Merger (subject to the conditions set forth therein), for the merger of MDLY with and into Merger Sub, with Merger Sub as the surviving company in such merger (the “MDLY Merger”, together with the MCC Merger, the “Mergers” and each a “Merger”);

WHEREAS, FrontFour delivered to the Company a first nomination notice, dated November 2, 2018 (the “First Nomination Notice”), and a second nomination notice, dated March 27, 2019 (the “Second Nomination Notice”, and together with the First Nomination Notice, the “Nomination Notices”), pursuant to which it notified the Company of its intention to nominate certain individuals as candidates for election as directors of the Company at the 2019 annual meeting of stockholders of the Company (the “2019 Annual Meeting”);

WHEREAS, (i) the Standstill Parties (as defined below), MDLY, SIC, FrontFour and certain other Persons (as defined below) are presently parties to certain litigation related to the Mergers commenced in the Court of Chancery of the State of Delaware captioned In re Medley Capital Corporation Stockholder Litigation, C.A. No. 2019-0100-KSJM (the “Class Action”), and (ii) the Company commenced certain litigation related to the Mergers against FrontFour and certain other Persons in the United States District Court for the Southern District of New York captioned Medley Capital Corporation v. FrontFour Capital Group LLC, No. 1:19-cv-02055 (S.D.N.Y.) (the “SDNY Litigation”);

WHEREAS, the Parties and certain other Persons have entered into that certain Settlement Term Sheet (the “Settlement Term Sheet”), dated April 15, 2019, which was and is terminable at will by the parties thereto and which, among other matters, (i) memorialized an agreement-in-principle that will form the basis of a definitive stipulation of settlement (“Stipulation of Settlement”) to be entered into in connection with the Class Action and SDNY Litigation, (ii) contemplated the entry into this Agreement by the Parties and (iii) provided that, effective upon the execution of the Settlement Term Sheet, FrontFour would irrevocably withdraw the Nomination Notices and agree not to submit any director nomination or stockholder proposal for consideration at the 2019 Annual Meeting;

WHEREAS, pursuant to, and effective upon the execution of, the Settlement Term Sheet, the size of the board of directors of the Company (the “Board”) was fixed at seven (7) members and David A. Lorber and Lowell W. Robinson (together with Mr. Lorber, the “New Directors” and each a “New Director”) were duly appointed to the Board, with Mr. Lorber serving as a member of Class I of the Board for a term expiring at the Company’s 2021 annual meeting of stockholders and Mr. Robinson serving as a member of Class III of the Board for a term expiring at the Company’s 2020 annual meeting of stockholders (including any adjournments or postponements thereof, the “2020 Annual Meeting”);

WHEREAS, pursuant to, and effective upon the execution of, the Settlement Term Sheet, the Company duly appointed (i) Mr. Lorber as a member of each of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Compensation Committee of the Board (the “Compensation Committee”), (ii) Mr. Robinson as a member of the Audit Committee of the Board (the “Audit Committee”), and (iii) both New Directors as members of the Special Committee of the Board (the “Special Committee”), with Mr. Lorber appointed as the Chairman of the Special Committee; and

WHEREAS, during the time negotiations between the Special Committee and the Special Committee of the Board of Directors of SIC regarding amendment of the MCC Merger Agreement were occurring, the Company also sought to renegotiate certain terms of the Settlement Term Sheet with counsel for FrontFour, and, as a result of such negotiations, the Parties entered into a Stipulation of Settlement (the “Stipulation of Settlement”), which, together with this Agreement, supersedes the Settlement Term Sheet in all respects.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Board Matters.

(a) FrontFour acknowledges, ratifies and confirms that pursuant to, and effective upon the execution of, the Settlement Term Sheet (i) FrontFour irrevocably withdrew the Nomination Notices and agreed not to submit any director nomination or stockholder proposal for consideration at the 2019 Annual Meeting, and (ii) each New Director was appointed to the Board and the committees of the Board on which such New Director sits in accordance with the Settlement Term Sheet.

(b) The Company acknowledges, ratifies and confirms that effective as of April 15, 2019 (i) the size of the Board was fixed at seven (7) members, (ii) each New Director was appointed to the Board and the committees of the Board on which such New Director sits, (iii) the Special Committee was reconstituted to consist of Mr. Lorber (Chair), Mr. Robinson, Arthur Ainsberg and Karin Hirtler-Garvey, (iv) the Nominating Committee was reconstituted to consist of Mr. Ainsberg (Chair), Ms. Hirtler-Garvey and Mr. Lorber, (v) the Compensation Committee was reconstituted to consist of Mr. Ainsberg, Ms. Hirtler-Garvey (Chair) and Mr. Lorber, and (vi) the Audit Committee was reconstituted to consist of Mr. Ainsberg, Ms. Hirtler-Garvey (Chair) and Mr. Robinson.

(c) FrontFour acknowledges that Mr. Robinson shall, and Mr. Lorber hereby agrees to, promptly advise the Board and the Nominating Committee in writing if he (i) becomes an “interested person” of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”), (ii) ceases to be “independent”, as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”) as well as pursuant to all other applicable director independence standards of the Company and the U.S. Securities and Exchange Commission (the “SEC”), applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all rules and regulations promulgated thereunder, or (iii) ceases to be qualified to serve as a disinterested director under the Delaware General Corporation Law (the “DGCL”), in each case, in the same manner as other independent directors on the Board.

(d) FrontFour acknowledges that Mr. Robinson shall, and Mr. Lorber hereby agrees to, as a condition to each New Director’s continuing service as a member of the Board, (i) provide any information that the Company reasonably requires, including (A) information the Company requires to be disclosed in a proxy statement, registration statement, or other filing under applicable law, stock exchange rules or listing standards (including the NYSE Manual) and (B) information in connection with assessing the eligibility, qualifications, independence (including whether such New Director is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act) and other similar criteria applicable to directors or satisfying compliance and legal obligations, to the extent, in each case, consistent with the information required by the Company with respect to other members of the Board, and (ii) provide the information referred to in the foregoing clause (i) as promptly as practicable after such request to enable timely filing of the Company’s proxy statement, registration statements, or any other filings under such applicable law, stock exchange rules or listing standards.

(e) FrontFour acknowledges that Mr. Robinson shall, and Mr. Lorber hereby agrees to, at all times while serving as a member of the Board, (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members (collectively, the “Company Policies”), and (ii) preserve the confidentiality of the Company’s confidential information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company, in each case in the same manner as other independent directors on the Board.

(f) The Company agrees that each New Director shall receive (i) the same benefits of director and officer insurance and any indemnity and exculpation arrangements available generally to members of the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management members of the Board.

(g) Subject to Section 1(h) if, at any time during the Restricted Period (as defined below), a New Director (including, for the avoidance of doubt, any Successor Director (as defined below)) is unable or unwilling to serve as a director for any reason, FrontFour, upon providing a written request to the Board, shall be entitled to designate a replacement director to the Board (a “Successor Director”) who (i) is reasonably acceptable to the Board and the Nominating Committee as a replacement candidate (it being acknowledged that the Nominating Committee and the Board shall not unreasonably withhold their acceptance), (ii) has been considered and approved by the Nominating Committee and the Board consistent with their fiduciary duties (it being acknowledged that the Nominating Committee and the Board shall not unreasonably withhold their approval) and has provided the Nominating Committee and the Board with all information (including a completed nominee director questionnaire) required in connection with assessing his or her respective eligibility, qualifications, independence or other similar criteria applicable to directors pursuant to applicable law and securities and stock exchange regulations, (iii) is not an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act and qualifies as “independent” under Section 303A.02 of the NYSE Manual and other director independence standards of the Company and the SEC, and all applicable provisions of the Exchange Act (including all rules and regulations promulgated thereunder), (iv) agrees to comply with the Company Policies, and (v) has relevant financial and business experience. The Nominating Committee shall make its determination and recommendation regarding whether such nominee meets the foregoing criteria as soon as reasonably practicable, but in any case within five (5) business days, after (1) such nominee has submitted to the Company all information (including a completed nominee director questionnaire) required in connection with assessing his or her respective eligibility, qualifications and independence, and (2) representatives of the Board have considered and reviewed, and to the extent appropriate consulted with its advisors regarding, the eligibility, qualifications and independence of such nominee and have conducted a customary interview of such nominee. The Company shall use its reasonable efforts to conduct any interview(s) contemplated by clause (2) of the foregoing sentence as promptly as reasonably practicable and, assuming reasonable availability of the nominee and the members of the Nominating Committee, within ten (10) business days after the submission of all the information contemplated by clause (1) of the foregoing sentence. In the event the Nominating Committee does not accept a person designated by FrontFour as the Successor Director (it being acknowledged that the Nominating Committee shall not unreasonably withhold its approval), FrontFour shall have the right to designate a new substitute person whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Successor Director nominee by the Nominating Committee, the Board shall vote on the appointment of such Successor Director nominee to the Board no later than ten (10) business days after the Nominating Committee recommendation of such Successor Director nominee; provided, however, that if the Board does not appoint such Successor Director nominee to the Board (it being acknowledged that the Board shall not unreasonably withhold its approval), the Parties shall continue to follow the procedures of this Section 1(g) until a Successor Director is elected to the Board. Upon a Successor Director’s appointment to the Board, the Board and all applicable committees of the Board shall consider whether such Successor Director has the necessary qualifications to be appointed to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal, and shall appoint such Successor Director to either such committees or, if the qualifications for such committees are not met by the Successor Director, to alternative committees of the Board of which the Successor Director meets the applicable qualifications. Upon appointment to the Board, such Successor Director shall be deemed to be a New Director for purposes of this Agreement.

(h) If, at any time after the date hereof, FrontFour and its Affiliates (as defined below) cease to beneficially own, in the aggregate, at least the lesser of (i) two percent (2%) of the then issued and outstanding common stock of the Company, par value $0.001 per share (“Common Stock”) and (ii) 1,089,484 shares of Common Stock, FrontFour’s right to designate a Successor Director to fill the vacancy caused by the departure of a New Director pursuant to Section 1(g) shall automatically terminate. Prior to the exercise of the director replacement right permitted under Section 1(g), the Chief Financial Officer (or equivalent officer) of the investment adviser to FrontFour shall certify in writing to the Company that FrontFour and its Affiliates beneficially own, in the aggregate, at least the lesser of (A) two percent (2%) of the then issued and outstanding Common Stock and (B) 1,089,484 shares of Common Stock.

(i) If the MCC Merger is consummated, pursuant to the MCC Merger Agreement, SIC shall be permitted to determine which current, independent director of the Company shall be appointed to the board of directors of the Combined Company (the “Combined Company Board”). For the avoidance of doubt, the Parties acknowledge that the determination of which independent director of the Company will be appointed to the Combined Company Board shall be made by SIC in its sole and absolute discretion and that FrontFour has no right to designate a director on the Combined Company Board.

2. Voting Agreement.

(a) During the Voting Period (as defined below), with respect to all Subject Securities (as defined below) over which FrontFour or any of its “Affiliates” or “Associates” (as such terms are defined in the Exchange Act) has the right to vote as of the record date for any meeting of the Company’s stockholders or action by written consent, as the case may be, FrontFour shall cause all such Subject Securities to be present for quorum purposes and shall vote, or cause to be voted, all such securities in favor of the adoption of, and the transactions contemplated by, the revised MCC Merger Agreement, including the MCC Merger.

(b) Subject to Section 2(a), during the Restricted Period, with respect to all Subject Securities over which FrontFour or any of its Affiliates or Associates has the right to vote as of the record date at any respective meeting of the Company’s stockholders or the Combined Company’s stockholders, or pursuant to any action by written consent, FrontFour shall cause all such Subject Securities to be present for quorum purposes and shall vote, or cause to be voted, all such Subject Securities (i) in favor of each director candidate nominated and recommended by the Board or the Combined Company Board, respectively, for election at any such meeting or pursuant to any action by written consent, and (ii) against any stockholder nominees for director or purported stockholder nominations for director which are not recommended by the Board or the Combined Company Board, respectively, for election at any such meeting or pursuant to any action by written consent. During the Restricted Period, with respect to any stockholder proposals or other business presented at any respective stockholder meeting of the Company or the Combined Company or pursuant to any action by written consent, FrontFour shall vote, or cause to be voted, all Subject Securities, in accordance with either (A) the recommendation of the Board or the Combined Company Board, respectively, or (B) the recommendation of Institutional Shareholder Services Inc. (“ISS”) (unless such proposals are in connection with, or are otherwise inconsistent with FrontFour’s support of, the revised MCC Merger Agreement, in which case FrontFour must vote as recommended by the Board); provided, however, that FrontFour shall be permitted to vote in its sole discretion with respect to any publicly announced proposals (unless such proposals are in connection with, or are otherwise inconsistent with FrontFour’s support of, the revised MCC Merger Agreement, in which case FrontFour must vote as recommended by the Board) for an Extraordinary Matter (as defined below) involving the Company or the Combined Company, respectively, requiring a vote of the respective stockholders of the Company or the Combined Company.

(c) During the Restricted Period, FrontFour shall not enter into any agreement or understanding with any Person to vote or give instructions to vote in any manner inconsistent with Sections 2(a) and 2(b).

(d) During the Voting Period, FrontFour shall not, directly or indirectly, cause or permit any Transfer (as defined below) of any of the Subject Securities to be effected. Without limiting the generality of the foregoing, during the Voting Period, FrontFour shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.

3. Standstill.

(a) FrontFour agrees that during the Restricted Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, alone or in concert with others, with respect to the Company and, if the MCC Merger is consummated, the Combined Company (each of the Company and the Combined Company, a “Standstill Party”):

(i) engage in, or knowingly encourage, assist, support or advise, directly or indirectly, any solicitation of proxies or consents, or conduct any type of nonbinding referendum with respect to any voting securities, or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, (A) by initiating, encouraging or participating in any “withhold” or similar campaign, or (B) any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of a Standstill Party;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of common stock or other securities of any Standstill Party (other than a “group” that includes all or some of the Persons identified on the signature pages hereto as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of FrontFour to join a “group” with FrontFour following the date hereof, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii) except, in each case, if such acquisitions are permitted by and do not exceed the Beneficial Ownership limitations set forth in the 1940 Act as in effect on the date hereof, purchase, acquire, offer, seek or propose to acquire, agree to acquire, or announce any intention to acquire, directly or indirectly, whether by purchase, tender or exchange offer or otherwise, through the acquisition of control of another Person or by joining a “partnership, limited partnership, syndicate or other group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules of the SEC promulgated thereunder) Beneficial Ownership (defined below) of (A) any outstanding series or class of any securities or indebtedness of any Standstill Party, (B) any direct or indirect rights or options to acquire any such securities or indebtedness, (C) any derivative securities or contracts or instruments referencing any such securities or indebtedness, including any derivative securities or contracts or instruments related to the price of common stock or indebtedness of a Standstill Party, or (D) any assets or liabilities of a Standstill Party; provided, however, that nothing herein shall limit or restrict Mr. Lorber from receiving any securities that may be granted or awarded to directors of a Standstill Party;

(iv) deposit any shares of common stock or other securities of a Standstill Party in any voting trust or subject any shares of common stock or other securities of a Standstill Party to any arrangement or agreement with respect to the voting of any shares of common stock or other securities of a Standstill Party, other than any such voting trust, arrangement or agreement solely among FrontFour and its Affiliates and otherwise in accordance with this Agreement;

(v) (A) make or be the proponent of any binding or non-binding proposal (whether pursuant to Rule 14a-8 under the Exchange Act, the Standstill Party’s bylaws or otherwise) for consideration by stockholders at any annual or special meeting of stockholders of any Standstill Party or in connection with a consent solicitation, (B) make any announcement, offer or proposal (with or without conditions) or seek to propose any tender or exchange offer, merger, acquisition, recapitalization, transaction relating to a material amount of assets or securities, restructuring, disposition or other business combination or similar transaction involving FrontFour and a Standstill Party, whether or not such transaction involves a change of control of a Standstill Party, (C) solicit a third party to make an offer or proposal (with or without conditions) with respect to any tender or exchange offer, merger, acquisition, recapitalization, transaction relating to a material amount of assets or securities, restructuring, disposition or other business combination involving any Standstill Party (or encourage, initiate or support any third party in making such an offer or proposal), (D) publicly comment on any third party proposal regarding any tender or exchange offer, merger, acquisition, recapitalization, transaction relating to a material amount of assets or securities, restructuring, disposition, or other business combination with respect to any Standstill Party, or (E) call or seek to call (by written consent or otherwise), or request the calling of, in each case alone or in concert with others, any meeting of any Standstill Party’s stockholders, whether or not such a meeting is permitted by such Standstill Party’s bylaws, including a special meeting of stockholders of any Standstill Party or a “town hall meeting”;

(vi) publicly (or privately in a manner that would reasonably be expected to become public) make any proposal or request that constitutes: (A) advising, controlling or changing the board of directors or management of a Standstill Party, including any proposals to change the number or term of directors or to fill any vacancies on the board of directors of any Standstill Party, except as set forth in this Agreement, (B) any material change in the capitalization, share repurchase programs and practices or dividend policy of a Standstill Party, (C) any other material change in a Standstill Party’s management, business or corporate structure, except as set forth in this Agreement, or (D) seeking to have a Standstill Party waive or make amendments or modifications to such Standstill Party’s bylaws, certificate of incorporation, or other actions that may impede or facilitate the acquisition of control of a Standstill Party by any Person;

(vii) subject to the restrictions set forth in Section 2(d), other than in sale transactions on the NYSE or through a broker or dealer where the identity of the purchaser is not known, sell or offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any securities or indebtedness of a Standstill Party (or any rights decoupled from such underlying securities or indebtedness held by FrontFour or its Affiliates or Associates) or any derivatives relating to securities or indebtedness of a Standstill Party to any third party that (A) has filed a Schedule 13D with respect to a Standstill Party, (B) has run (or publicly announced an intention to run) a proxy contest with respect to a Standstill Party in the one year prior to such time, or (C) will as a result of the transaction have Beneficial Ownership of more than 5% of any outstanding series or class of stock or any securities or indebtedness of a Standstill Party; provided, however, that subsection (C) shall not restrict any sale to Schedule 13G filers that are mutual funds, pension funds or index funds;

(viii) (A) seek, alone or in concert with others, election or appointment to, or representation on, or nominate or propose or recommend the nomination of any candidate to, the board of directors of a Standstill Party (except to the extent expressly permitted by this Agreement), (B) seek, alone or in concert with others, the removal of any member of the board of directors of a Standstill Party, or (C) in its capacity as a shareholder of a Standstill Party, make a request for any stockholder list or other books and records of a Standstill Party, whether pursuant to Rule 14d-5 or Rule 14a-7 of the Exchange Act, Section 220 of the DGCL (or a similar provision under applicable state law);

(ix) seek to advise, encourage, support or knowingly influence any Person with respect to the voting or disposition of any securities or indebtedness of any Standstill Party at any annual or special meeting of stockholders or in connection with any consent solicitation;

(x) disclose in a manner that would reasonably be expected to become public any plan or proposal with respect to a Standstill Party, or its board of directors or its management, that FrontFour would be prohibited from making pursuant to this Section 3(a);

(xi) enter into any discussions, negotiations, agreements or understandings with any third party with respect to any action FrontFour is prohibited from taking pursuant to this Section 3, or knowingly advise, assist, encourage or persuade any third party to take any such action; or

(xii) (A) take any action challenging the validity or enforceability of any of the provisions of this Section 3 or which would cause or require any Standstill Party to make public disclosure regarding any of the foregoing provisions of this Section 3(a), or (B) publicly (or privately in a manner that would reasonably be expected to become public) make any request or publicly (or privately in a manner that would reasonably be expected to become public) submit any proposal to amend or waive the terms of this Section 3.

(b) Notwithstanding anything to the contrary contained in Section 3(a) or elsewhere in this Agreement, nothing in this Agreement shall (i) be deemed to limit the exercise in good faith by a New Director of his fiduciary duties to a Standstill Party or its stockholders solely in his capacity as a director of such Standstill Party, (ii) prohibit or restrict FrontFour from communicating privately with the board of directors or any officers of a Standstill Party regarding any matter, so long as such communications are not intended to, or would not reasonably be expected to, require any public disclosure of such communications, or (iii) prohibit or restrict FrontFour from communicating with stockholders of a Standstill Party and others in a manner that does not otherwise violate Section 3(a) in any respect. Further, for the avoidance of doubt, the provisions of this Section 3 shall not prevent FrontFour from voting its Subject Securities in accordance with the provisions of Section 2(a) and 2(b) of this Agreement.

(c) During the Restricted Period, neither FrontFour nor any of its Affiliates or Associates shall enter into or engage in any short sale, hedge, swap, derivative transaction or other agreement or arrangement with any third party involving or referencing any securities or indebtedness of MDLY, except to the extent required to close, settle, eliminate or otherwise dispose of any direct or indirect interest FrontFour may be deemed to have in MDLY’s Class A common stock by virtue of certain “short positions” that are described in further detail in the Company’s Proxy Statement filed with the SEC pursuant to Section 14(a) of the Exchange Act on May 9, 2019.

4. Press Release and SEC Filings.

(a) Upon request by the Company prior to consummation of the Mergers, the Company and FrontFour shall jointly issue a mutually agreeable press release (the “Press Release”) expressing their support for the MCC Merger, the MCC Merger Agreement (including the “Go-Shop” contemplated therein) and the transactions contemplated thereby (for the avoidance of doubt, taking into account any proposed modifications and revisions to each Merger Agreement).

(b) Except for the Press Release and subject to Section 4(c) and Section 4(d), during the Restricted Period, the Parties shall not, and the Parties shall cause their Affiliates and Associates not to (i) issue a press release in connection with this Agreement or any of the actions contemplated hereby, or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or any of the actions contemplated hereby, in each case, that is inconsistent with this Agreement (including the Press Release).

(c) The Company will provide FrontFour with a reasonable opportunity to review and comment on the Company’s Form 8-K disclosing this Agreement prior to its filing with the SEC and will consider in good faith any comments received from FrontFour. During the Restricted Period, FrontFour shall provide the Company with a reasonable opportunity to review any filings to be made by FrontFour or its Affiliates with respect to the Subject Securities with any governmental or regulatory authority prior to any such filing, and will reasonably consider in good faith any changes to any such filing proposed by the Company; provided, however, that the foregoing shall not apply to any Form 13F filings that may be required to be filed by FrontFour or its Affiliates.

(d) Nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party) or stock exchange regulations.

5. Engagement with Proxy Advisory Services and SEC. Unless the Special Committee elects to terminate the revised MCC Merger Agreement in accordance with the terms thereof, FrontFour, acting by and through Mr. Lorber (or any Successor Director to Mr. Lorber), shall use reasonable efforts to support the Company’s undertakings, efforts and actions to obtain (a) exemptive relief from the SEC sufficient to permit the consummation of the Mergers, and (b) the support of the proxy advisory services (including ISS and Glass Lewis & Co.) for the revised MCC Merger Agreement and the MCC Merger, to the extent reasonably requested by the Company.

6. Notification of Nomination Deadlines. The Company covenants and agrees (a) to provide FrontFour with advance written notice of the MCC Deadline (as defined below) at least forty-five (45) days prior to the MCC Deadline, and (b) if the MCC Merger is consummated, to cause the Combined Company to provide FrontFour with advance written notice of the Combined Company Deadline (as defined below) at least forty-five (45) days prior to the Combined Company Deadline.

7. Representations of the Company. The Company represents and warrants as follows: (a) the Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could constitute such breach, violation or default) under, any organizational document of the Company.

8. Representations of FrontFour.

(a) FrontFour represents and warrants as follows: (i) such Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly and validly authorized, executed and delivered by such Party, constitutes a valid and binding obligation and agreement of such Party and is enforceable against such Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles; (iii) the execution, delivery and performance of this Agreement by such Party does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Party or (B) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could constitute such breach, violation or default) under, any organizational document of such Party; (iv) Schedule I hereto sets forth a true, accurate and complete statement of the record and Beneficial Ownership of the Subject Securities, securities of MDLY, and securities of SIC, in each case as held by such Party as of the date of this Agreement, and the Company has been provided with all information that would be required to be disclosed with respect to FrontFour’s interest in the Company, MDLY and SIC pursuant to Item 22 of Schedule 14A (including with respect to the election of directors); (v) the Company has been provided with all information relating to any direct or indirect beneficial interest of FrontFour in any security issued by MDLY (as contemplated by Section 2(a)(19)(B)(iii) of the 1940 Act); and (vi) the Company has been provided with a true, accurate and complete copy of any contract, agreement, arrangement, commitment or understanding (whether written or oral) between FrontFour or any of their Affiliates, on the one hand, and Mr. Robinson (or any Successor Director), on the other hand, relating to ownership of the Common Stock or other securities or indebtedness of the Company or the service of any New Director (an “Investor Agreement”).

(b) During the Restricted Period, FrontFour shall provide to the Company true, accurate and complete copies of any new Investor Agreements, including with respect to any replacement of Mr. Robinson, and any amendment, modification, extension or termination of any Investor Agreements, in each case, within five (5) business days of the execution or termination, as applicable, thereof.

9. Miscellaneous.

(a) Certain Defined Terms. The following terms used in this Agreement shall have the specific meanings set forth below:

(i) “Beneficial Owner” shall have the same meaning as set forth in Rule 13d- 3 promulgated by the SEC under the Exchange Act, except that a Person will also be deemed to beneficially own (A) all securities of any other Person which such first Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (B) all securities of any other Person in which such first Person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of any securities of such other Person (and the terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings).

(ii) “business day” shall mean any day other than a Saturday, Sunday or day on which the Federal Reserve Bank of New York is closed.

(iii) “Combined Company Deadline” shall mean the last date that stockholder nominations for director elections, not for inclusion in the Combined Company’s proxy statement, are permitted to be made pursuant to the bylaws of the Combined Company with respect to the Combined Company’s 2020 annual meeting of stockholders.

(iv) “Expiration Date” shall mean:

(A) in the event that the MCC Merger Agreement is validly terminated in accordance with the terms thereof, then the earlier of (1) January 1, 2020, or (2) the date that is thirty (30) days prior to the MCC Deadline; and

(B) in the event that the MCC Merger is consummated, with respect to the Combined Company, the earlier of (1) January 1, 2020, or (2) the date that is thirty (30) days prior to the Combined Company Deadline.

(v) “Extraordinary Matter” shall mean, with respect to the Company or the Combined Company, as the case may be: (A) the sale or transfer of all or substantially all of the respective assets of the Company or the Combined Company in one or a series of transactions; (B) the sale or transfer of a majority of the issued and outstanding common stock of the Company or the Combined Company, respectively, through a merger, amalgamation, share purchase or otherwise; (C) any merger, amalgamation, consolidation, acquisition of control or other business combination of the Company or the Combined Company, respectively, with an unaffiliated third party; (D) any tender or exchange offer for a majority of the outstanding shares of the Company or Combined Company, respectively; or (E) any dissolution, liquidation or reorganization of the Company or the Combined Company, respectively.

(vi) “MCC Deadline” shall mean the last date that stockholder nominations for director elections, not for inclusion in the Company’s proxy statement, are permitted to be made pursuant to the Company’s bylaws, as in effect as of the date of this Agreement, with respect to the 2020 Annual Meeting.

(vii) “Person” or “Persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, labor union or chapter or other division thereof, organization or other entity of any kind or nature.

(viii) “Restricted Period” shall mean the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

(ix) “Subject Securities” shall mean: (A) all securities of the Company Beneficially Owned, directly or indirectly, by FrontFour or any of its Affiliates as of the date of this Agreement; (B) all additional securities of the Company of which FrontFour or any of its Affiliates acquires Beneficial Ownership, directly or indirectly, following the date hereof; and (C) following the consummation of the MCC Merger, all securities of the Combined Company Beneficially Owned, directly or indirectly, by FrontFour or any of its Affiliates.

(x) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (A) sells, pledges, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person; (B) enters into an agreement or commitment contemplating the possible sale of, pledge of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person; or (C) reduces such Person’s Beneficial Ownership of such security.

(xi) “Voting Period” shall mean the period commencing on (and including) the date of this Agreement and ending on (and including) the earlier of the date: (A) on which the MCC Merger Agreement is duly and validly terminated in accordance with its terms; or (B) of any meeting of the stockholders of the Company, or any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Common Stock to adopt the MCC Merger Agreement or other circumstances upon which a vote, consent or other approval with respect to the MCC Merger Agreement and the transactions contemplated thereby (including the MCC Merger) is sought.

(b) Expenses. Except as provided in the Stipulation of Settlement, each of the Company and FrontFour shall be responsible for its own fees, costs and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the obligations contemplated hereby, including those of its respective attorneys, and all other activities related to the foregoing.

(c) Remedies; Jurisdiction; Governing Law. Each Party acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or are otherwise breached, and that such harm would not be adequately compensable by the remedies available at law, including the payment of monetary damages. It is accordingly agreed that each Party shall be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms of this Agreement, and each other Party will not take action, directly or indirectly, opposing such relief on the grounds that any other remedy or relief is available at law or in equity. Each Party agrees to waive any bonding or security requirement under any applicable law in connection with obtaining any such relief. Each Party irrevocably agrees that any suit, claim, action or proceeding to enforce this Agreement, or for recognition and enforcement of any judgment enforcing this Agreement, brought by the other Parties or their respective successors or permitted assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or, if that Court does not have jurisdiction, any state or federal court in Wilmington, Delaware (the “Chosen Court”). Each Party (i) irrevocably submits to the personal jurisdiction of the Chosen Court in the event of any dispute, suit, claim, action or proceeding to enforce this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to challenge, deny or defeat such personal jurisdiction or venue in such Chosen Court (including in reliance on the doctrine of forum non conveniens) by motion or other request for leave from any such Chosen Court, (iii) agrees that it shall not bring any action to enforce this Agreement in any court other than the Chosen Court, and (iv) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 9(h) hereof. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within the State of Delaware without giving effect to the choice of law principles of such state. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

(d) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ENFORCEMENT OF THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION TO ENFORCE THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9(d).

(e) Compliance with Agreement. Each Party shall cause its employees, agents, representatives and controlled Affiliates to refrain from any action or omission that would constitute a breach or violation of this Agreement.

(f) Entire Agreement; Amendment; Waiver.

(i) This Agreement and the Stipulation of Settlement, together with the schedules and exhibits hereto and thereto, contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

(ii) This Agreement may be amended only by an agreement in writing executed by each of the Parties.

(iii) No waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(g) Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this Section 9(h):

If to FrontFour:

FrontFour Master Fund, Ltd.
c/o FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, Connecticut 06830
Attention: David A. Lorber
Email: dlorber@frontfourcapital.com

With a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:	Steve Wolosky
Lori Marks-Esterman
Email:	swolosky@olshanlaw.com
lmarksesterman@olshanlaw.com

If to the Company:

Medley Capital Corporation
280 Park Avenue, 6th Floor East
New York, New York 10017
Attention:	Brook Taube
John D. Fredericks
Email:	brook@mdly.com
legalandcompliance@mdly.com

With a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention:	George Silfen
Email:	gsilfen@kramerlevin.com

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

(j) Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

(k) No Third Party Beneficiaries. The representations, warranties and agreements of the Parties contained herein are intended solely for the benefit of the Party or Parties to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other Person, and no other Person shall be entitled to rely thereon.

(l) Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the Parties and the respective successors, heirs, executors, legal representatives and permitted assigns of the Parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any Party; provided, however, that no Party may assign this Agreement or any rights or obligations hereunder without the express prior written consent of the other Party.

(m) Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words “include”, “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to a “day” or “days” (other than references to “business days”) are to calendar days. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its successors (including by operation of law) and permitted assigns. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified, supplemented or replaced. All references in this Agreement to “$,” USD or Dollars shall refer to United States dollars, unless otherwise specified.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement to each other as of the date first above written in the Preamble hereof.

mEDLEY cAPITAL cORPORATION

By:	/s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer

[Signature Page to Governance Agreement]

FRONTFOUR CAPITAL GROUP LLC

By:	/s/ David A. Lorber
Name: David A. Lorber
Title: Managing Member

FRONTFOUR MASTER FUND, LTD.

By:	FrontFour Capital Group LLC As Investment Manager

By:	/s/ David A. Lorber
Name: David A. Lorber
Title: Managing Member

FRONTFOUR CAPITAL CORP.

By:	/s/ David A. Lorber
Name: David A. Lorber
Title: Authorized Signatory

FRONTFOUR OPPORTUNITY FUND

By:	FrontFour Capital Corp. as Investment Manager

By:	/s/ David A. Lorber
Name: David A. Lorber
Title: Managing Member

By:	/s/ David A. Lorber
DAVID A. LORBER

By:	/s/ Stephen E. Loukas
STEPHEN E. LOUKAS

By:	/s/ Zachary R. George
ZACHARY R. GEORGE

[Signature Page to Governance Agreement]

SCHEDULE I

FrontFour Beneficial Ownership

Name of Person or Entity	Beneficial Ownership of Medley Capital Corporation (the “Company”)

FrontFour Master Fund, Ltd. (“FrontFour Master Fund”)	1,633,248.329 shares of common stock directly owned, including 1,047.329 shares of which are held of record.

FrontFour Capital Group LLC (“FrontFour Capital”)	1,633,248.329 shares of common stock (FrontFour Capital, as the investment manager of FrontFour Master Fund, may be deemed to beneficially own the 1,633,248.329 shares directly owned by FrontFour Master Fund).

FrontFour Opportunity Fund (the “Canadian Fund”)	41,714 shares of common stock directly owned.

FrontFour Capital Corp. (“FrontFour Corp.”)	41,714 shares of common stock (FrontFour Corp., as the investment manager of the Canadian Fund, may be deemed to beneficially own the 41,714 shares directly owned by the Canadian Fund).

Stephen E. Loukas	1,674,962.329 shares of common stock (Mr. Loukas, as a managing member and principal owner of FrontFour Capital and a principal owner of FrontFour Corp., may be deemed to beneficially own the 1,633,248.329 shares directly owned by FrontFour Master Fund and the 41,714 shares directly owned by the Canadian Fund).

David A. Lorber	1,674,962.329 shares of common stock (Mr. Lorber, as a managing member and principal owner of FrontFour Capital and a principal owner of FrontFour Corp., may be deemed to beneficially own the 1,633,248.329 shares directly owned by FrontFour Master Fund and the 41,714 shares directly owned by the Canadian Fund).

Zachary R. George	1,674,962.329 shares of common stock (Mr. George, as a managing member and principal owner of FrontFour Capital and a principal owner of FrontFour Corp., may be deemed to beneficially own the 1,633,248.329 shares directly owned by FrontFour Master Fund and the 41,714 shares directly owned by the Canadian Fund).

●	FrontFour Master Fund has a short interest in 33,457 shares of Class A common stock of Medley Management Inc. (“MDLY”).

●	The Canadian Fund has a short interest in 876 shares of Class A common stock of MDLY.